Exhibit 4.1

[THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR “BLUE SKY” LAWS OF ANY OTHER JURISDICTION, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH SUCH REGISTRATION REQUIREMENTS OR UNDER AN EXEMPTION THEREFROM.]

POTOMAC ELECTRIC POWER COMPANY
(A District of Columbia and Virginia corporation)
First Mortgage Bond, 4.31% Series due November 1, 2048
No. [______]    $[_________]
PPN No. [______]
POTOMAC ELECTRIC POWER COMPANY, a corporation organized and existing under the laws of the District of Columbia and a domestic corporation of the Commonwealth of Virginia (hereinafter called the “Company”, which term shall include any successor corporation as defined in the Amended Indenture hereinafter referred to), for value received, hereby promises to pay to [________] or registered assigns, the sum of [__________] Dollars ($[_______]), on the first day of November, 2048, in lawful money of the United States of America, and to pay interest thereon in like money from the later of the date of delivery of the initial Bonds of 4.31% Series or the May 1st or November 1st next preceding the date of this Bond, or if the Company shall default in the payment of interest due on such interest payment date, then from the next preceding interest payment date or the date of delivery of the initial Bonds of 4.31% Series, whichever is later, at the rate of four and twenty-seven hundredths percent (4.31%) per annum, payable semiannually, commencing May 1, 2019, on the first day of May or November in each year until maturity, or, if the Company shall default in the payment of the principal hereof, until the Company’s obligation with respect to the payment of such principal shall be discharged as provided in the Amended Indenture. The interest so payable on any May 1st or November 1st will, subject to certain exceptions provided in the indenture dated as of June 1, 2018 supplemental to the Amended Indenture, be paid to the person in whose name this Bond is registered at the close of business on the first calendar day of the month in which the interest payment date occurs. Both principal of, and interest on, this Bond are payable at the agency of the Company in the Borough of Manhattan, The City of New York.
Reference is made to the further provisions of this Bond set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Bond shall not be entitled to any benefit under the Amended Indenture or any indenture supplemental thereto, or become valid or obligatory for any purpose, until The Bank of New York Mellon, the Trustee under the Amended Indenture, or a successor trustee thereto under the Amended Indenture, shall have signed the form of certificate endorsed hereon.
IN WITNESS WHEREOF, Potomac Electric Power Company has caused this Bond to be signed in its name by the signature (or a facsimile thereof) of its President or a Vice President, and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by the facsimile signature of its Secretary or an Assistant Secretary.

Dated:
POTOMAC ELECTRIC POWER COMPANY
By
Phillip S. Barnett, Senior Vice President, Chief Financial Officer and Treasurer
Attest:

Assistant Secretary

[FORM OF TRUSTEE’S CERTIFICATE]
This Bond is one of the Bonds, of the series designated therein, described in the within-mentioned Amended Indenture and the Supplemental Indenture dated as of June 1, 2018.
Dated:    The Bank of New York Mellon, as Trustee.
By
Authorized Signatory
[TEXT APPEARING ON REVERSE SIDE OF BOND OF 4.31% SERIES]
This Bond is one of a duly authorized issue of Bonds of the Company (hereinafter called the “Bonds”) in unlimited aggregate principal amount, of the series hereinafter specified, all issued and to be issued under and equally secured (except in so far as any purchase or sinking fund or analogous provisions for any particular series of Bonds, established by any indenture supplemental to the Amended Indenture hereinafter mentioned, may afford additional security for such Bonds) by a mortgage and deed of trust, dated July 1, 1936, executed by the Company to The Bank of New York Mellon as successor to The Riggs National Bank of Washington, D.C. (herein called the “Trustee”), as trustee, as amended by indentures supplemental thereto dated December 10, 1939, August 10, 1942, October 15, 1942, April 1, 1966, June 16, 1981, June 17, 1981, December 1, 1981, August 1, 1982, October 1, 1982, April 15, 1983, November 1, 1985, March 1, 1986, November 1, 1986, March 1, 1987, September 16, 1987, May 1, 1989, August 1, 1989, April 5, 1990, May 21, 1991, May 7, 1992, September 1, 1992, November 1, 1992, March 1, 1993, March 2, 1993, July 1, 1993, August 20, 1993, September 29, 1993, September 30, 1993, October 1, 1993, February 10, 1994, February 11, 1994, March 10, 1995, September 6, 1995, September 7, 1995, October 2, 1997, March 17, 1999, November 17, 2003, March 16, 2004, May 24, 2005, April 1, 2006, November 13, 2007, March 24, 2008, December 3, 2008, March 28, 2012, March 11, 2013, November 14, 2013, March 11, 2014, March 9, 2015 and May 15, 2017, (said mortgage and deed of trust, as so amended, being herein called the “Amended Indenture”) and all indentures supplemental thereto, to which Amended Indenture and supplemental indentures reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the owners of the Bonds and of the Trustee in respect thereto, and the terms and conditions upon which the Bonds are, and are to be, secured. To the extent permitted by, and as provided in, the Amended Indenture, modifications or alterations of the Amended Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the holders of the Bonds may be made with the consent of the Company by an affirmative vote of not less than 60% in amount of the Bonds entitled to vote then outstanding, at a meeting of Bondholders called and held as provided in the Amended Indenture, and by an affirmative vote of not less than 60% in amount of the Bonds of any series entitled to vote then outstanding and affected by such modification or alteration, in case one or more but less than all of the series of Bonds then outstanding under the Amended Indenture are so affected; provided, however, that no such modification or alteration shall be made which will affect the terms of payment of the principal of, or interest on, this Bond, which are unconditional, or which reduces the percentage of Bonds the affirmative vote of which is required for the making of such modifications or alterations.
This Bond is one of a series designated as the “First Mortgage Bonds, 4.31% Series due November 1, 2048” (herein called the “Bonds of 4.31% Series”) of the Company, issued under and secured by the Amended Indenture and all indentures supplemental thereto and described in the supplemental indenture, dated as of June 1, 2018 between the Company and the Trustee, supplemental to the Amended Indenture.
The Bonds of 4.31% Series shall be redeemable at the option of the Company prior to the express date of the maturity hereof, in whole or in part, at any time; provided that the Company may not redeem less than 5% of the aggregate principal amount of the Bonds of 4.31% Series in the case of any partial redemption. The Company shall give notice of its intent to redeem such Bonds to the holders of such Bonds of 4.31% Series at least 30 days but no more than 60 days prior to the date fixed for such redemption (the “Redemption Date”). If the Company redeems all or any part of the Bonds of 4.31% Series pursuant to the provisions of this paragraph, it shall pay an amount equal to 100% of the principal amount of the Bonds of 4.31% Series to be redeemed and a Make-Whole Amount, which shall be calculated as follows:
“Make-Whole Amount” means, as determined by the Company, with respect to any Bond of the 4.31% Series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond of the 4.31% Series over the amount of such Called Principal of such Bond of the 4.31% Series, provided, that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Called Principal” means, with respect to any Bond of the 4.31% Series, the principal of such Bond of the 4.31% Series that is to be redeemed or has become or is declared to be immediately due and payable pursuant to the Amended Indenture.
“Discounted Value” means, with respect to the Called Principal of any Bond of the 4.31% Series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds of 4.31% Series is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Bond of the 4.31% Series, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page

PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond of the 4.31% Series.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Bond of the 4.31% Series, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond of the 4.31% Series.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond of the 4.31% Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Bond of the 4.31% Series, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.
“Settlement Date” means, with respect to the Called Principal of any Bond of the 4.31% Series, the date on which such Called Principal is to be prepaid or has become or is declared to be immediately due and payable pursuant to the Amended Indenture, as the context requires. The Company’s notice of redemption to the holders of Bonds of 4.31% Series shall specify such date (which shall be a Business Day), the aggregate principal amount of the Bonds of 4.31% Series to be prepaid on such date, the principal amount of each bond of 4.31% Series held by such holder to be prepaid (determined in accordance with the next paragraph hereof), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of the chief financial officer, principal accounting officer, treasurer, assistant treasurer or comptroller of the Company (each, a “Senior Financial Officer”) as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to the Trustee and each holder of Bonds of 4.31% Series a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
In the case of each partial prepayment of the Bonds of 4.31% Series, the principal amount of the Bonds of 4.31% Series to be prepaid shall be allocated among all of the Bonds of 4.31% Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
In the case of each prepayment of Bonds of 4.31% Series, the principal amount of each bond of 4.31% Series to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any bond of 4.31% Series paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no bond of 4.31% Series shall be issued in lieu of any prepaid principal amount of any bond of 4.31% Series.
The Company shall deliver to the Trustee before any Redemption Date for the Bonds of 4.31% Series its calculation of the amount applicable to such redemption. The Trustee shall be under no duty to inquire into, may presume the correctness of, and shall be fully protected in acting upon, the Company’s calculation of any redemption price of the Bonds of 4.31% Series.
If at the time notice of redemption is given the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to the receipt of such moneys on or before the Redemption Date, and such notice shall be of no effect unless such moneys are received.
In case an event of default, as defined in the Amended Indenture, shall occur, the principal of all the Bonds at any such time outstanding under the Amended Indenture may be declared or may become due and payable, upon the conditions and in the manner and with the effect provided in the Amended Indenture. The Amended Indenture provides that such declaration may in certain events be waived by the holders of a majority in principal amount of the Bonds entitled to vote then outstanding.
This Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose at the agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this Bond and on presentation of a duly executed written instrument of transfer, and thereupon a new Bond or Bonds of the same series, of the same aggregate principal amount and in authorized denominations will be issued to the transferee or transferees in exchange therefor; and this Bond, with or without others of the same series, may in like manner be exchanged for one or more new Bonds of the same series of other authorized denominations but of the same aggregate principal amount; all subject to the terms and conditions set forth in the Amended Indenture.
No recourse shall be had for the payment of the principal of, or the interest on, this Bond, or for any claim based hereon or otherwise in respect hereof or of the Amended Indenture or any indenture supplemental thereto, against any incorporator, or against any stockholder, director or officer, past, present or future, of the Company or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether for amounts unpaid on stock subscriptions or by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether at common law, in equity, by any constitution, statute or otherwise, of incorporators, stockholders, directors or officers being released by every owner hereof by the acceptance of this Bond and as part of the consideration for the issue hereof, and being likewise released by the terms of the Amended Indenture.